Exhibit 23.01
Consent of PricewaterhouseCoopers LLP
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145657) and on Form S-8 (No. 138767) of Calumet Specialty Products Partners, L.P. of our report dated March 28, 2007 relating to the financial statements of Penreco, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Houston, Texas
November 7, 2007